As filed with the Securities and Exchange Commission on December 26, 2012

Registration No. 333-87631

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TelVue Corporation

(Exact name of registrant as specified in its charter)

Delaware	51-0299879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16000 Horizon Way, Suite 500, Mt. Laurel	08054
(Address of Principal Executive Offices)	(Zip Code)

TELVUE CORPORATION 1999 STOCK OPTION PLAN

(Full title of the plan)

Emmett Hume

Chief Financial Officer

TelVue Corporation

16000 Horizon Way, Suite 500

Mt. Laurel, New Jersey 08054

(Name and address of agent for service)

856-273-8888

(Telephone number, including area code, of agent for service)

Copy to:

Craig F. Zappetti, Esquire

Saul Ewing LLP

Centre Square West

1500 Market Street, 38th Floor

Philadelphia, PA 19102-2186

(215) 972-7896

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

This Post Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-87631) (the “Registration Statement”) of TelVue Corporation, a Delaware corporation (the “Company”).

On September 23, 1999, the Company filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement, as amended, for the sale of 10,000,000 shares of the common stock (the “Common Stock”), par value $0.01 per share, of the Company under the TelVue Corporation 1999 Stock Option Plan.

As previously announced, the Company intends to terminate or suspend its duty to file reports under the Securities Exchanges Act of 1934, as amended.  In connection with these proceedings, and in accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration the Common Stock registered under the Registration Statement that remains unsold as of the date of this Post Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mt. Laurel, State of New Jersey, on the 26th day of December, 2012.

TELVUE CORPORATION

By:  /s/ Emmett Hume

Name:  Emmett Hume

Title:    Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ H.F. Lenfest H.F. Lenfest	Chairman of the Board of Directors	December 26, 2012

/s/ Joy Tartar Joy Tartar	Director	December 26, 2012

/s/ Robert Lawrence Robert Lawrence	Director	December 26, 2012

/s/ Jesse Lerman Jesse Lerman	Director	December 26, 2012